News Release	EXHIBIT 99

For further information contact: Jeff Elliott or Geralyn DeBusk Halliburton Investor Relations 972-458-8000

Dave & Buster’s, Inc. Reports a 3.8 Percent Increase in Comparable Store Sales and a 23.6 Percent Increase in Adjusted EBITDA for its Fiscal 2008 First Quarter

DALLAS—June 11, 2008—Dave & Buster's, Inc., a leading operator of high volume entertainment/dining complexes, today announced results for its first quarter ended May 4, 2008.

Total revenues increased 5.2% to $142.5 million in the first quarter of 2008, compared to $135.5 million in the first quarter of 2007. This revenue growth was comprised primarily of a 3.8% increase in comparable store sales. Total Food and Beverage revenues increased 1.1%, while revenues from Amusements and Other increased 10.0%.

EBITDA (Modified) for the first quarter of 2008 increased to $27.2 million from $18.8 million in the first quarter of 2007. Adjusted EBITDA, which excludes non-recurring charges, increased 23.6% to $27.7 million versus $22.4 million in the first quarter of 2007.

“We are excited that the sales growth and margin momentum from last year continued through the first quarter of 2008,” said Steve King, Chief Executive Officer. “We are particularly encouraged by our exceptionally strong amusement sales.”

Non-GAAP Financial Measures
A reconciliation of EBITDA (Modified) and Adjusted EBITDA to net income, the most directly comparable financial measure presented in accordance with GAAP, is set forth in the attachment to this release.

The Company will hold a conference call to discuss first quarter results on Wednesday, June 11, 2008, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). To participate in the conference call, please dial (866) 765-2661 a few minutes prior to the start time and reference conference ID # 50814879. Additionally, a live and archived webcast of the conference call will be available on the Company's Web site, www.daveandbusters.com.

Celebrating over 25 years of operations, Dave & Buster's was founded in 1982 and is one of the country's premier entertainment/dining concepts with 49 locations throughout the United States and in Canada. More information on the Company is available on the Company's website, www.daveandbusters.com.

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the company’s business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer spending, changes in demographic trends, unfavorable publicity, our ability to open new complexes, acts of God, and governmental regulations.

DAVE & BUSTER’S, INC.
Condensed Consolidated Balance Sheets
(in thousands)

ASSETS	May 4, 2008	February 3, 2008
	(unaudited)	(audited)
Current assets:
Cash and cash equivalents	$17,911	$19,046
Other current assets	32,217	31,494
Total current assets	50,128	50,540

Property and equipment, net	292,590	296,974

Intangible and other assets, net	148,055	148,689

Total assets	$490,773	$496,203

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$70,787	$81,206

Other long-term liabilities	82,063	81,866

Long-term debt, less current liabilities	242,125	242,375

Stockholders’ equity	95,798	90,756

Total liabilities and stockholders’ equity	$490,733	$496,203

DAVE & BUSTER’S, INC.
Consolidated Statements of Operations
(dollars in thousands)
(unaudited)

	13 Weeks Ended May 4, 2008		13 Weeks Ended May 6, 2007

Food and beverage revenues	$74,665	52.4%	$73,824	54.5%
Amusement and other revenues	67,798	47.6%	61,638	45.5%
Total revenues	142,463	100.0%	135,462	100.0%

Cost of products	27,095	19.0%	26,637	19.7%
Store operating expenses	80,051	56.2%	77,884	57.5%
General and administrative expenses	8,482	6.0%	12,719	9.4%
Depreciation and amortization	12,439	8.7%	12,603	9.3%
Startup costs	282	0.2%	59	0.0%
Total operating expenses	128,349	90.1%	129,902	95.9%

Operating income	14,114	9.9%	5,560	4.1%
Interest expense, net	6,146	4.3%	7,574	5.6%

Income (loss) before provision for income taxes	7,968	5.6%	(2,014)	(1.5)%
Provision (benefit) for income taxes	2,958	2.1%	(1,177)	(0.9)%
Net income (loss)	$5,010	3.5%	$(837)	(0.6)%

Other information:
Company operated stores open at end of period	49		48

The following table sets forth a reconciliation of net loss to EBITDA (Modified) and Adjusted EBITDA for the periods shown:

Total net income (loss)	$5,010		$(837)
Add back: Provision (benefit) for income taxes	2,958		(1,177)
Interest expense, net	6,146		7,574
Depreciation and amortization	12,439		12,603
Loss on asset disposal	382		184
Stock-based compensation	295		484
EBITDA (Modified) (1)	27,230		18,831
Add back: Startup costs	282		59
Wellspring expense reimbursement	188		188
Non-recurring Expenses:
Change in control expense	-		3,337
Adjusted EBITDA (1)	$27,700		$22,415

NOTE

(1) EBITDA (Modified), a non-GAAP measure, is defined as net income (loss) before income tax expense (benefit), interest expense (net), depreciation, amortization, loss (gain) on asset disposal and stock-based compensation expense. Adjusted EBITDA, also a non-GAAP measure, is defined as EBITDA (Modified) plus startup costs, Wellspring expense reimbursement, non-cash and non-recurring charges. The company believes that EBITDA (Modified) and Adjusted EBITDA (collectively, “EBITDA - Based Measures”) provide useful information to debt holders regarding the Company’s operating performance and its capacity to incur and service debt and fund capital expenditures. The Company believes that the EBITDA - Based Measures are used by many investors, analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is approximately equal to “Consolidated EBITDA” as defined in our Senior Credit Facility and indentures relating to the Company’s senior notes. Neither of the EBITDA - Based Measures is defined by GAAP and neither should be considered in isolation or as an alternative to other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance. EBITDA (Modified) and Adjusted EBITDA as defined in this release may differ from similarly titled measures presented by other companies.